Exhibit 10.3
EXECUTION COPY
AMENDMENT NO. 9
TO
RECEIVABLES PURCHASE AGREEMENT
THIS AMENDMENT NO. 9 TO RECEIVABLES PURCHASE AGREEMENT dated as of September 17, 2008 (this “Agreement”) is entered into among INSIGHT RECEIVABLES, LLC (the “Seller”), INSIGHT ENTERPRISES, INC. (“Insight” and the “Servicer”), JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as a Financial Institution and as Agent (in its capacity as Agent, the “Agent”), and JS SILOED TRUST (“JS Trust”), as assignee of Jupiter Securitization Company LLC. Capitalized terms used herein but not defined herein shall have the meanings provided in the Receivables Purchase Agreement defined below.
W I T N E S S E T H
WHEREAS, the parties hereto are parties to that certain Receivables Purchase Agreement dated as of December 31, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”);
WHEREAS, the parties hereto have agreed to amend the Receivables Purchase Agreement on the terms and conditions hereafter set forth;
NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. Amendments. Subject to the fulfillment of the conditions precedent set forth in Section 2 below, the Receivables Purchase Agreement is hereby amended as follows:
1.1 Section 2.6 of the Receivables Purchase Agreement is amended and restated in its entirety as follows:
Section 2.6. Maximum Purchaser Interests and Aggregate Capital. Seller shall ensure that at no time shall (i) the Purchaser Interests of the Purchasers exceed in the aggregate 100% or (ii) the Aggregate Capital exceed the Purchase Limit. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller shall pay to the Agent within three (3) Business Days after Seller’s knowledge thereof, an amount to be applied to reduce the Aggregate Capital (as allocated by the Agent), such that after giving effect to such payment the aggregate of the Purchaser Interests equals or is less than 100%. If the Aggregate Capital exceeds the Purchase Limit, Seller shall pay to the Agent within one (1) Business Day, an amount to be applied to reduce the Aggregate Capital (as allocated by the Agent), such that after giving effect to such payment the Aggregate Capital equals or is less than the Purchase Limit.

1.2 The first sentence of Section 5.1(o) of the Receivables Purchase Agreement is amended and restated in its entirety as follows:
The Member owns, directly or indirectly, 100% of the issued and outstanding membership interests of Seller, free and clear of any Adverse Claim other than the Adverse Claim in favor of (i) the Administrative Agent as contemplated by the Credit Agreement and (ii) the Floorplan Collateral Agent as contemplated by the Floorplan Credit Agreement.
1.3 Section 7.1(a)(ii) of the Receivables Purchase Agreement is amended by (i) deleting the phrase “the chief executive officer, president, chief financial officer, treasurer or senior vice president of finance” and substituting the phrase “an Authorized Officer” therefor and (ii) deleting the reference therein to “stockholders’ equity,”.
1.4 Section 7.1(a)(iv) of the Receivables Purchase Agreement is amended and restated in its entirety as follows:
(iv) Statements and Reports. Promptly upon the furnishing thereof to the shareholders or members of such Seller Party copies of all financial statements, reports and proxy statements so furnished; provided, that the Seller Parties shall be deemed to have delivered the foregoing to the Agent if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Agent without charge, or has been made available on Insight’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Agent on one of such web pages; provided, further, that Insight will promptly notify the Agent of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, Insight agrees that it shall register the Agent in the appropriate Insight databases necessary to cause such notices to be sent automatically (including, without limitation, by e-mail to e-mail addresses agreed upon by the Agent) on the applicable filing dates.
1.5 Section 7.1(a)(v) of the Receivables Purchase Agreement is amended and restated in its entirety as follows:
(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Insight or any of its Subsidiaries files with the Securities and Exchange Commission; provided, that the Seller Parties shall be deemed to have delivered the foregoing to the Agent if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Agent without charge, or has been made available on Insight’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Agent on one of such web pages; provided, further, that Insight will promptly notify the Agent of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, Insight agrees that it shall register the Agent in the appropriate Insight databases necessary to cause such notices to be sent automatically (including, without limitation, by e-mail to e-mail addresses agreed upon by the Agent) on the applicable filing dates.

1.6 Section 7.1(j) of the Receivables Purchase Agreement is amended by adding the following sentence as the last sentence thereof:
Each Seller Party will cause each Government Contract Payment under a Government Contract Sale Receivable to be made to an account other than a Collection Account.
1.7 Section 8.2(b) of the Receivables Purchase Agreement is amended by adding the following sentence as the first sentence thereof:
The Servicer will instruct all Government Contract Sale Obligors to make all Government Contract Payments to locations other than a Lock-Box or Collection Account.
1.8 Clause (i) of Section 8.5 of the Receivables Purchase Agreement is amended to delete therefrom the phrase “during a Weekly Reporting Period”.
1.9 The last sentence of Section 9.1(c) of the Receivables Purchase Agreement is amended by deleting the reference therein to “$5,000,000” and substituting “$25,000,000” therefor.
1.10 Clause (ii) of Section 9.1(g) of the Receivables Purchase Agreement is amended and restated in its entirety as follows:
(ii) the weighted average of the Delinquency Ratios for the three most recently ended Fiscal Months shall exceed 13.5%;
1.11 Section 9.1(i) of the Receivables Purchase Agreement is amended and restated in its entirety as follows:
(i) (w) One or more judgments for the payment of money shall be rendered against the Seller, (x) one or more nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect shall be rendered against the Seller, (y) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by a valid and binding policy of insurance in favor of the Servicer, the applicable Originator or the applicable Subsidiary with respect to which the related insurer has been notified of a claim for payment and has not disputed such claim) shall be rendered against the Servicer, any Originator, any of their Subsidiaries or any combination of the foregoing and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Servicer, any Originator or any of their Subsidiaries to enforce any such judgment, or (z) one or more nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, shall be rendered against the Servicer, any Originator, any of their Subsidiaries or any combination of the foregoing and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Servicer, any Originator or any of their Subsidiaries to enforce any such judgment;

1.12 Section 9.1(l) of the Receivables Purchase Agreement is amended and restated in its entirety as follows:
(l) The Total Leverage Ratio, as of the last day of each Fiscal Quarter of Insight, shall exceed the following ratios for the following periods:

Period	Maximum Total Leverage Ratio

April 1, 2008 through September 30, 2009	3.00 to 1.00

October 1, 2009 through September 30, 2010	2.75 to 1.00

October 1, 2010 and thereafter	2.50 to 1.00
1.13 Section 9.1(m) of the Receivables Purchase Agreement is amended and restated in its entirety as follows:
(m) The Fixed Charge Coverage Ratio, as of the last day of each Fiscal Quarter of Insight, shall be less than 1.25 to 1.00.
1.14 Section 9.1(n) of the Receivables Purchase Agreement is amended and restated in its entirety as follows:
(n) The Asset Coverage Ratio, as of the last day of each Fiscal Quarter of Insight, shall be less than 1.50 to 1.00.
1.15 Article XII of the Receivables Purchase Agreement is amended to insert the following new Section 12.5 at the end thereof:
Section 12.5. Federal Reserve. Notwithstanding any other provision of this Agreement to the contrary, any Financial Institution may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any Purchaser Interest and any rights to payment of Capital and Yield) under this Agreement to secure obligations of such Financial Institution to a Federal Reserve Bank, without notice to or consent of the Seller or the Agent; provided that no such pledge or grant of a security interest shall release a Financial Institution from any of its obligations hereunder, or substitute any such pledgee or grantee for such Financial Institution as a party hereto.

1.16 The definition of “Acquired Entity EBITDA” set forth in Exhibit I to the Receivables Purchase Agreement is amended by amending and restating the proviso therein as follows:
provided, that when calculating Acquired Entity EBITDA with respect to the Calence Acquisition through the period ending March 31, 2009, Insight may use amounts related to historical Calence EBITDA as set forth in pro-forma consolidated financial statements contained in the Information Memorandum.
1.17 The definition of “Adjusted Consolidated EBITDA” set forth in Exhibit I to the Receivables Purchase Agreement is amended to delete therefrom the phrase “Spectrum Acquisition” where it appears therein and to substitute therefor the phrase “Calence Acquisition”.
1.18 The definition of “Administrative Agent” set forth in Exhibit I to the Receivables Purchase Agreement is amended by inserting the following proviso immediately prior to the end thereof:
; provided, that for purposes of the Dutch Parallel Debt (as defined in the Credit Agreement), JPMorgan Chase Bank, National Association will be acting in its individual capacity.
1.19 The definition of “Attributable Debt” set forth in Exhibit I to the Receivables Purchase Agreement is deleted therefrom in its entirety.
1.20 The definition of “Authorized Officer” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
“Authorized Officer” means, with respect to any Person, its chief executive officer, president, chief financial officer, treasurer, chief accounting officer or senior vice president of finance.
1.21 The definition of “Consolidated EBITDA” is amended to delete in its entirety the phrase “from revenues” set forth in clause (b) thereof.

1.22 The definition of “Consolidated Funded Indebtedness” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
“Consolidated Funded Indebtedness” means, at any time, the sum (without duplication) of (i) the aggregate principal amount of Consolidated Indebtedness owing by Insight and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time, plus (ii) the aggregate stated or face amount of all letters of credit at such time for which any of Insight and its Subsidiaries is the account party (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder) plus (iii) the aggregate amount of Capitalized Lease Obligations owing by Insight and its Subsidiaries plus (iv) the aggregate of all amounts owing by Insight and its Subsidiaries with respect to judgments or settlements arising in connection with trials, arbitrations, mediations, litigation or other forums for dispute resolution (to the extent not covered by a valid and binding policy of insurance in favor of Insight or the applicable Subsidiary with respect to which the related insurer has been notified of a claim for payment and has not disputed such claim) (it being understood that Consolidated Funded Indebtedness shall not include amounts outstanding under the Floorplan Credit Agreement or any Vendor Trade Program so long as such amounts are not bearing interest payable by a Loan Party).
1.23 The definition of “Consolidated Indebtedness” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
“Consolidated Indebtedness” means, at any time, the Indebtedness of Insight and its Subsidiaries calculated on a consolidated basis as of such time.
1.24 The definition of “Credit Agreement” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of April 1, 2008, among Insight, as borrower, the “European Borrowers” party thereto, the “Lenders” from time to time party thereto, J.P. Morgan Europe Limited, as European Agent, Wells Fargo Bank, National Association and U.S. Bank National Association, as Co-Syndication Agents, and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.
1.25 The definition of “Disqualified Equity Interests” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restate in its entirety as follows:
“Disqualified Equity Interests” means Equity Interests that (a) require the payment of any cash dividends prior to the date that is 91 days after the Maturity Date (as defined in the Credit Agreement), (b) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Equity Interests), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Maturity Date (as defined in the Credit Agreement) (other than (i) upon termination of the Commitments (as defined in the Credit Agreement) and payment in full of the Obligations (as defined in the Credit Agreement) then due and owing or (ii) upon a “change in control” or asset sale, provided, that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (as defined in the Credit Agreement) or is otherwise contractually subordinated in right of payment to the Obligations (as defined in the Credit Agreement) on terms reasonably satisfactory to the Administrative Agent) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests prior to the date that is 91 days after the Maturity Date (as defined in the Credit Agreement).

1.26 The definition of “Equity Interests” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
“Equity Interests” means shares of capital stock, partnership interests and entitlements, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
1.27 The definition of “ERISA” set forth in Exhibit I to the Receivables Purchase Agreement is deleted therefrom in its entirety.
1.28 The definition of “Facility Termination Date” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
“Facility Termination Date” means the earliest of (i) September 17, 2011, (ii) the Liquidity Termination Date and (iii) the Amortization Date.
1.29 The definition of “Fee Letter” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
“Fee Letter” means that certain Second Amended and Restated Fee Letter, dated as of September 17, 2008, among the Seller, the Agent and JS Trust, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.
1.30 The definition of “Fixed Charge Coverage Ratio” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
“Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter of Insight, the ratio of (a)(i) Consolidated EBITDA during the four Fiscal Quarter period then ended minus (ii) Consolidated Capital Expenditures during such period minus (iii) cash dividends or distributions (excluding any repurchase of its Equity Interests made by Insight in accordance with Section 6.06 of the Credit Agreement) paid by Insight on its Equity Interests during such period plus (iv) Consolidated Rentals during such period to (b)(i) Consolidated Interest Expense during such period plus (ii) Consolidated Rentals during such period plus (iii) expenses for taxes paid or taxes accrued during such period (calculated for Insight and its Subsidiaries on a consolidated basis) plus (iv) any scheduled amortization of the principal portion of Indebtedness during such period (other than amounts owing in connection with Permitted Receivables Facilities), including, without limitation, Capitalized Lease Obligations (calculated for Insight and its Subsidiaries on a consolidated basis).

1.31 The definition of “Indebtedness” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of obligations, liabilities or indebtedness of the type described in clauses (a) through (e) and (g) through (l) of this definition, (g) all Capitalized Lease Obligations of such Person, (h) Off-Balance Sheet Liabilities of such Person, (i) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder), (j) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) with respect to any Subsidiary of Insight, any Disqualified Equity Interests of such Person and (l) all Net Mark-to-Market Exposure of such Person under all Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
1.32 The definition of “Intercreditor Agreement” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
“Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement, dated as of September 17, 2008, by and among the Administrative Agent, the Agent, IBM Credit LLC, Hewlett Packard Company and the Floorplan Collateral Agent (as acknowledged by Insight and certain of its Subsidiaries) as amended, restated, supplemented or otherwise modified from time to time.
1.33 The definition of “Liquidity Termination Date” is amended to delete the reference therein to “September 7, 2009” and to substitute “September 16, 2009” therefor.

1.34 The definition of “Off-Balance Sheet Liability” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
“Off-Balance Sheet Liability” of a Person means, without duplication, (a) any Attributable Receivables Indebtedness of such Person, and (b) the principal component of (i) any repurchase obligation or liability of such Person with respect to Receivables or notes receivable sold by such Person, (ii) any liability under any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (iii) all Operating Leases.
1.35 The definition of “Permitted Acquisition” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
“Permitted Acquisition” means (a) subject to the satisfaction of the terms and conditions in Section 4.01 of the Credit Agreement, the Calence Acquisition, and (b) any other acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by Insight or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (i) no Default has occurred and is continuing or would arise after giving effect thereto, (ii) such Person or division or line of business is engaged in a type of business that complies with the requirements of the last sentence of Section 6.03 of the Credit Agreement, (iii) the Total Leverage Ratio shall not exceed the Applicable Acquisition Ratio and the Fixed Charge Coverage Ratio shall not be less than 1.25 to 1.00, in each case determined on a pro forma basis reasonably acceptable to the Administrative Agent after giving effect to such acquisition, recomputed as of the last day of the most recently ended Fiscal Quarter of Insight for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (iv) Insight shall have delivered a Compliance Certificate (as defined in the Credit Agreement) not less than fifteen (15) days (or such shorter period as the Administrative Agent shall agree) prior to the consummation of such acquisition demonstrating compliance with the foregoing clause (iii) and setting forth the Material Subsidiaries (as defined in the Credit Agreement) after giving effect to such acquisition.
1.36 The definition of “Purchase Limit” set forth in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety as follows:
“Purchase Limit” means, (a) at all times prior to December 17, 2008, $225,000,000 and (b) from and after December 17, 2008, $150,000,000.

1.37 The definition of “Receivable” set forth in Exhibit I to the Receivables Purchase Agreement is amended by adding the phrase “or Government Contract Sale Receivables” to the end of the first parenthetical phrase therein.
1.38 The definitions of “Spectrum”, “Spectrum Acquisition” and “Spectrum Acquisition Agreement” set forth in Exhibit I to the Receivables Purchase Agreement are deleted in their entirety.
1.39 The definition of “Subsidiary” set forth in Exhibit I to the Receivables Purchase Agreement is amended to delete therefrom the phrase “Spectrum Acquisition” and to substitute therefor the phrase “Calence Acquisition”.
1.40 The definition of “Total Leverage Ratio” set forth in Exhibit I to the Receivables Purchase Agreement is amended to delete therefrom the phrase “as of the end of any Fiscal Quarter” and to substitute the phrase “as of the last day of any Fiscal Quarter” therefor.
1.41 The definition of “Weekly Reporting Period” set forth in Exhibit I to the Receivables Purchase Agreement is deleted therefrom in its entirety.
1.42 Exhibit I to the Receivables Purchase Agreement is amended by inserting the following definitions in alphabetical order therein:
“Applicable Acquisition Ratio” means the following Total Leverage Ratios for the following periods:

Period	Total Leverage Ratio

April 1, 2008 through September 30, 2009	2.50 to 1.00

October 1, 2009 through September 30, 2010	2.25 to 1.00

October 1, 2010 and thereafter	2.00 to 1.00
“Asset Coverage Ratio” means, as of the last day of any Fiscal Quarter of Insight, the ratio of (i) the aggregate total book value of Insight’s and its Subsidiaries’ Receivables and inventory (including, without limitation, Receivables and inventory subject to Permitted Receivables Facilities, Vendor Trade Programs and the Floorplan Loan Documents) as of such date to (ii) the aggregate principal amount of Indebtedness or other obligations outstanding under the Loan Documents, all Permitted Receivables Facilities, the Floorplan Credit Agreement and all Vendor Trade Programs as of such date.
“Calence” means Calence, LLC, a Delaware limited liability company.

“Calence Acquisition” means the direct or indirect acquisition by Insight of all of the issued and outstanding Equity Interests of Calence on the terms and conditions set forth in the Calence Acquisition Agreement.
“Calence Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of January 24, 2008, among Insight, Insight Networking Services, LLC and Calence, as amended, restated, supplemented or otherwise modified from time to time.
“Floorplan Collateral Agent” means Wells Fargo Foothill, LLC, in its capacity as collateral agent under the Floorplan Credit Agreement.
“Floorplan Credit Agreement” means the Credit Agreement, dated as of September 17, 2008, by and among Insight Public Sector, Inc., Insight Direct USA, Inc., Calence, the lenders party thereto from time to time, Castle Pines Capital LLC, as an administrative agent, Wells Fargo Foothill, LLC, as an administrative agent, and the Floorplan Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Floorplan Loan Documents” has the meaning set forth in the Credit Agreement.
“Governmental Authority” means the government of the United States of America, the Netherlands, the United Kingdom, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, the European Union.
“Government Contract Payment” has the meaning set forth in the definition of “Government Contract Payment Sale”.
“Government Contract Payment Obligor” has the meaning set forth in the definition of “Government Contract Payment Sale”.
“Government Contract Payment Purchaser” has the meaning set forth in the definition of “Government Contract Payment Sale”.
“Government Contract Payment Sale” means a transaction in which (a) an Originator enters into a lease or software licensing agreement with a U.S. state or federal Governmental Authority (a “Government Contract Payment Obligor”) pursuant to which (i) such Originator will lease certain equipment or license certain software to such Government Contract Payment Obligor and (ii) such Governmental Authority is obligated to make a series of payments to such Originator during the term of such lease or software license (each such payment, a “Government Contract Payment”), (ii) such Originator pays the related vendor in full for the related equipment or software on the date such transaction is consummated, (iii) such Originator sells such Government Contract Payments (and, in the case of a lease, the related lease equipment) to a third-party (a “Government Contract Payment Purchaser”) on such date and (iv) such Originator administers and services such Government Contract Payments for such Government Contract Payment Purchaser during the term of such lease or software license; provided, that after the date of such transaction the sole payment obligation of such Originator in connection with such transaction shall be to pay to such Government Payment Purchaser all related Government Contract Payments actually received by such Originator.

“Government Contract Sale Receivable” means any indebtedness or obligation owed by a Government Contract Payment Obligor in connection with a Government Contract Payment Sale.
“Information Memorandum” has the meaning set forth in the Credit Agreement.
“Loan Documents” has the meaning set forth in the Credit Agreement.
“Loan Party” has the meaning set forth in the Credit Agreement.
“Permitted Receivables Facilities” has the meaning set forth in the Credit Agreement.
“Vendor Trade Programs” means those certain inventory finance transactions from time to time entered into by Insight or its Affiliates with IBM Credit Corporation or its Affiliates, Hewlett Packard Corporation or its Affiliates or any other Person reasonably acceptable to the Administrative Agent.
1.43 Schedule A to the Receivables Purchase Agreement is amended and restated in the form attached as Schedule A hereto.
SECTION 2. Conditions Precedent. This Agreement shall become effective as of the close of business on the date first above written, subject to the satisfaction of the conditions precedent that the Agent shall have received (i) counterparts of this Agreement, executed by each of the parties hereto; (ii) a Reaffirmation of Performance Undertaking in the form attached hereto, executed by Insight; and (iii) counterparts of the Second Amended and Restated Fee Letter, dated as of the date hereof among the Seller, the Agent and JS Trust (the “Fee Letter”), executed by each of the parties thereto.
SECTION 3. Representations and Warranties. Each of the Seller and the Servicer hereby represents and warrants that (i) this Agreement constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing; and (ii) after giving effect to this Agreement, the representations and warranties of each such party, respectively, set forth in Article V of the Receivables Purchase Agreement are true and correct in all material respects with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date. The Seller further represents and warrants that before and after giving effect to this Agreement, no event has occurred and is continuing that constitutes an Amortization Event or a Potential Amortization Event.

SECTION 4. Reference to and Effect on the Receivables Purchase Agreement.
4.1 Upon the effectiveness of this Agreement, (i) each reference in the Receivables Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Receivables Purchase Agreement, as amended hereby, and (ii) each reference to the Receivables Purchase Agreement in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Receivables Purchase Agreement as amended hereby.
4.2 Except as specifically amended hereby, the terms and conditions of the Receivables Purchase Agreement, of all other Transaction Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.
4.3 The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Agent or JS Trust under the Receivables Purchase Agreement or any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, in each case except as specifically set forth herein.
SECTION 5. Costs and Expenses. The Seller agrees to pay on demand all reasonable costs and expenses of the Agent, JS Trust and the Financial Institutions in connection with the preparation, execution and delivery of this Agreement and the other instruments and documents to be delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, JS Trust and the Financial Institutions with respect thereto and with respect to advising the Agent, JS Trust and the Financial Institutions as to their respective rights and responsibilities hereunder and thereunder.
SECTION 6. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, BUT NOT LIMITED TO, 735 ILCS SECTION 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS) OF THE STATE OF ILLINOIS.
SECTION 8. Section Titles. The section titles contained in this Agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

INSIGHT RECEIVABLES, LLC
By:	Insight Receivables Holding, LLC, as its Sole Member

By:	/s/ Helen Johnson
	Name:	Helen Johnson
	Title:	Treasurer

INSIGHT ENTERPRISES, INC.
By:	/s/ Helen Johnson
	Name:	Helen Johnson
	Title:	Treasurer
Signature Page to
Amendment No. 9 to Receivables Purchase Agreement

JS SILOED TRUST
By:	JPMorgan Chase Bank, N.A., as administrative trustee

By:	/s/ Adam Klimek
	Name:	Adam Klimek
	Title:	Vice President

JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as a Financial Institution and as Agent
By:	/s/ Adam Klimek
	Name:	Adam Klimek
	Title:	Vice President
Signature Page to
Amendment No. 9 to Receivables Purchase Agreement

REAFFIRMATION OF PERFORMANCE UNDERTAKING
Reference is hereby made to that certain Amended and Restated Performance Undertaking, dated as of September 3, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Undertaking”), executed by Insight Enterprises, Inc., a Delaware corporation (the “Performance Undertaker”), in favor of JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)) (“JPMorgan”), as Agent (the “Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Undertaking.
The Performance Undertaker hereby:
(i) acknowledges receipt of that certain Amendment No. 9, dated as of the date hereof (the “Agreement”), to the Receivables Purchase Agreement dated as of December 31, 2002, by and among Insight Receivables, LLC, as Seller, Insight Enterprises, Inc., as Servicer, JPMorgan, as a Financial Institution and as Agent, and JS Siloed Trust;
(ii) reaffirms all of its obligations under the Undertaking in favor of the Agent, for the benefit of itself and the Purchasers; and
(iii) acknowledges and agrees that (A) the Undertaking remains in full force and effect notwithstanding the Agreement and (B) the Undertaking is hereby ratified and confirmed.
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Date: September 17, 2008

INSIGHT ENTERPRISES, INC.
By:	/s/ Helen Johnson
	Name:	Helen Johnson
	Title:	Treasurer
Signature Page to
Reaffirmation of Performance Undertaking

SCHEDULE A
COMMITMENTS OF FINANCIAL INSTITUTIONS

Financial Institution	Back-Up Commitment

JPMorgan Chase Bank, N.A. (successor by merger to JPMorgan, NA (Main Office Chicago))	(a) At all times prior to December 17, 2008, $225,000,000 and (b) from and after December 17, 2008, $150,000,000.